As filed with the Securities and Exchange Commission on December 19, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7991	36-3228107
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
(773) 380-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1996 LONG-TERM INCENTIVE PLAN OF
BALLY TOTAL FITNESS HOLDING CORPORATION
(Full title of plan)

Cary A. Gaan	Irv Berliner, Esq.
Bally Total Fitness Holding Corporation	Kahn Kleinman
8700 West Bryn Mawr Avenue	2600 Erieview Tower
Chicago, Illinois 60631	1302 E. 9th Street
(773) 380-3000	Cleveland, OH 44114-1824
(216) 696-3311

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

   ====================================================================================
                                |               | Proposed  |  Proposed   |
                                |               | Maximum   |  Maximum    |
                                |   Amount      | Offering  |  Aggregate  |  Amount of
     Title of each Class of     |   to be       | Price per |  Offering   |Registration
   Securities to be Registered  | Registered(1) | Share (2) |  Price (2)  |     Fee
   -----------------------------|---------------|-----------|-------------|------------
   Common Stock, $.01 par value |               |           |             |
   per share                    |  2,500,000    |  $ 6.98   | $17,450,000 |   $1,606
   ====================================================================================

  This Registration Statement also includes an indeterminable number of shares of Common Stock which may be issued under the anti-dilution provisions of the plan.

  Estimated in accordance with Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, on the basis of the closing price of the Common Stock on December 18, 2002 as reported on the New York Stock Exchange.

       This Registration Statement registers shares of common stock, par value $.01 per share (the “Common Stock”) of Bally Total Fitness Holding Corporation (the “Company”) to be issued under the 1996 Long-Term Incentive Plan of the Company (the “Incentive Plan”). Securities registered on this Registration Statement are the same class of securities for which a Registration Statement on Forms S-8 filed on January 27, 1997, SEC File No. 333-20507 and on November 25, 1997, SEC File No. 333-40945 are effective relating to the Incentive Plan, each of which is incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

       The following documents filed or to be filed by the Company with the Securities and Exchange Commission (“Commission”) are hereby incorporated or deemed to be incorporated by reference in this Registration Statement.

  The Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and filed with the Commission on March 27, 2002 (file no. 0-27478);

  The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and filed with the Commission on May 15, 2002 (file no. 0-27478);

  The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and filed with the Commission on August 14, 2002 (file no. 0-27478);

  The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and filed with the Commission on November 14, 2002 (file no. 0-27478);

  The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A/A filed with the Commission on January 3, 1996, (file no. 0-27478);

  The Company's Registration Statement on Form S-8 filed with the Commission on January 27, 1997, SEC File No. 333-20507, for the Incentive Plan;

  The Company's Registration Statement on Form S-8 filed with the Commission on November 25, 1997, SEC File No. 333-40945, for the Incentive Plan;

  All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual report on Form 10-K referred to in subsection (a) above; and

  All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(a) of the Exchange Act after the date of this Registration Statement and prior to the termination of the offering made hereby or the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing each such document.

1

       Any statement contained in a document incorporated by, or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

       Not Applicable per General Instruction E.

Item 5.     Interests of Named Experts and Counsel.

       Not Applicable per General Instruction E.

Item 6.     Indemnification of Directors and Officers.

       Not Applicable per General Instruction E.

Item 7.     Exemption from Registration Claimed.

       Not Applicable per General Instruction E.

Item 8.     Exhibits.

4.1	Amendment No. 5 to the 1996 Long-Term Incentive Plan of the Company.

5.1	Opinion of Kahn Kleinman, Counsel to the Company, regarding legality.

23.1	Consent of Ernst & Young LLP, independent public accountants.

23.2	Consent of Kahn Kleinman, (contained in their opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in Part II of this Registration Statement).

Item 9.     Undertakings.

       Not Applicable per General Instruction E.

2

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 19th day of December, 2002

BALLY TOTAL FITNESS HOLDING CORPORATION
(Registrant)

By:	/s/ John W. Dwyer

John W. Dwyer
Executive Vice President, Chief Financial
Officer and Director
(Principal Financial Officer)

POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Toback and John W. Dwyer, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul A. Toback	President and Chief Executive Officer	December 19, 2002
(Principal Executive Officer)
Paul A. Toback

/s/ John W. Dwyer	Executive Vice President, Chief	December 19, 2002
Financial Officer and Director
John W. Dwyer	(Principal Financial Officer)

/s/ Theodore P. Noncek	Vice President, Controller	December 19, 2002
(Principal Accounting Officer)
Theodore P. Noncek

/s/ George N. Aronoff	Director	December 19, 2002

George N. Aronoff

/s/ J. Kenneth Looloian	Director	December 19, 2002

J. Kenneth Looloian

/s/ James F. McAnally, M.D.	Director	December 19, 2002

James F. McAnally, M.D.

/s/ Liza M. Walsh	Director	December 19, 2002

Liza M. Walsh

EXHIBIT INDEX

EXHIBIT
NO.	DESCRIPTION

4.1	Fifth Amendment to the 1996 Long-Term Incentive Plan of the Company.

5.1	Opinion of Kahn Kleinman, Counsel to the Company, regarding legality.

23.1	Consent of Ernst & Young LLP, independent public accountants.

23.2	Consent of Kahn Kleinman, (contained in their opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in Part II of this Registration Statement).

EXHIBIT 4.1

AMENDMENT NO. 5
TO THE 1996 LONG-TERM INCENTIVE PLAN
OF
BALLY TOTAL FITNESS HOLDING CORPORATION

  Section 3 of the Plan is hereby amended by changing the number of the aggregate Shares subject to the Plan from six million one hundred thousand (6,100,000) Shares to eight million six hundred thousand (8,600,000) Shares.

  This Fifth Amendment shall be effective as of June 6, 2002.

EXHIBIT 5.1

December 19, 2002

Board of Directors
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

       In connection with the filing by Bally Total Fitness Holding Corporation (the “Company”), with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) with respect to a maximum of an additional 2,500,000 Common Shares, $.01 par value (the “Shares”) of the Company to be issued under the 1996 Long Term Incentive Plan of the Company (the “Plan”), we have examined the following:

  The Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, each as currently in effect;

  The records relating to the organization of the Company and such other records of corporate proceedings and such other documents as we deemed it necessary to examine as a basis for the opinions hereinafter expressed;

  The Registration Statement on Form S-8 (including Exhibits thereto); and

  Copies of the Plan, including all amendments thereto, and the records of the proceedings of the Board of Directors of the Company relating to the adoption and approval thereof, and the increase of authorized shares thereunder.

       Based upon that examination, we are of the opinion that:

  The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

  The Shares have been duly authorized and, when issued and delivered pursuant to the Plan and in the manner contemplated by the Registration Statement, will be validly issued, fully paid, and non-assessable.

       We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement and to the use of our name therein.

Very truly yours,

Kahn Kleinman

EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

       We consent to the incorporation by reference of our report dated February 12, 2002, with respect to the consolidated financial statements and schedule of Bally Total Fitness Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission, in the Registration Statement (Form S-8) of Bally Total Fitness Holding Corporation for the registration of 2,500,000 shares of Bally Total Fitness Holding Corporation common stock to be issued pursuant to the 1996 Long-Term Incentive Plan of Bally Total Fitness Holding Corporation.

Ernst & Young LLP

Chicago, Illinois
December 13, 2002